                                                                      Exhibit 66

                                On June 28, 2005

                                    Between:

                                 OLIMPIA S.P.A.

                                (the Constituent)

                                       and

                     BANCA MONTE DEI PASCHI DI SIENA S.P.A.

                           (the Bank, the Depositary)

                   Document of Pledge on Dematerialized Shares



                                TABLE OF CONTENTS

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
1.       INTERPRETATION...........................................................................................1

2.       GUARANTEE................................................................................................5

3.       GUARANTEED OBLIGATIONS...................................................................................6

4.       PERFECTING OF THE PLEDGE.................................................................................6

5.       VOTING RIGHTS AND RELATED RIGHTS.........................................................................6

6.       RIGHTS TO WARRANTS AND CONVERTIBLE BONDS.................................................................8

7.       EXECUTION OF THE PLEDGE..................................................................................9

8.       REPRESENTATIONS AND WARRANTIES..........................................................................10

9.       COMMITMENTS OF THE CONSTITUENT..........................................................................10

10.      EXTINCTION AND CANCELLATION OF THE PLEDGE...............................................................11

11.      INDEMNITIES, FEES, COSTS AND EXPENSES...................................................................12

12.      COMMUNICATIONS..........................................................................................13


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                                        i






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

13.      MISCELLANEOUS PROVISIONS................................................................................14

14.      GOVERNING LAW AND JURISDICTION..........................................................................15



This PLEDGE INSTRUMENT is executed on Basel on June 28, 2005 between:

1. OLIMPIA S.P.A., a company under Italian law with registered office in Milan, Viale Sarca No. 222, Tax identification number and registration number in the Registry of Companies of Milan 03232190961, with capital of Euro 4,630,233,510.00 fully paid-in (the "Constituent");

2. BANCA DI PASCHI DI SIENA S.P.A., a company under Italian law, with registered office in Siena, Piazza Salimbeni, 3 with capital of Euro 1,935,272,832.00 fully paid-in, Tax identification number 00884060526 and registration number in the Registry of Companies of Siena No. 9782, (the "Bank", the "Depositary");

RECITALS:

         Under a financing contract (the "Financing Contract") signed on June 28, 2005 between the Bank and the Constituent, the Bank undertook to grant to the Constituent financing in a total amount of Euro 600,000,000 (the "Financing") under the terms of the Financing Contract. The Financing is described in more detail in Addendum 1;

         The Constituent is the holder of 230,464,309 common shares of the Company (as defined below) with a par value of Euro 0.55 each (the "SHARES");

         The shares are included in the centralized management system under dematerialization, pursuant to article 28 et seq. of Legislative Decree No. 213 of June 24, 1998, as amended and expanded from time to time (the "Euro Decree");

         The Depositary, in the capacity of depositary and certified broker pursuant to Legislative Decree No. 58 of February 24, 1998, as amended and expanded from time to time (the "TUF"), is the depositary of an account in the name of the Constituent, designed, inter alia, to record the constitution of liens on the Shares in possession of the Constituent and pursuant to article 34 of the Euro Decree;

         As a condition for the granting of the Financing, the Constituent has agreed, inter alia, to constitute in favor of the Bank a first pledge on the Shares in order to guarantee its obligations under the Financing Contract;

         The Depositary will carry out all necessary formalities for the perfecting of the Pledge (as defined below) constituted pursuant to this Instrument.

WITH THESE RECITALS, it is agreed and stipulated as follows:

1.       INTERPRETATION

         (a) The recitals and addenda constitute an integral and substantial part of this Instrument. Whenever the context requires, the terms defined in the singular will have the same meaning whenever used in the plural and vice versa.

         (b) The terms defined in the Financing Contract have the same meaning when used in this Instrument, except if otherwise established in this Instrument.

1.1      Definitions

         In this Instrument:

         "Financial Activity" means the Cash Equivalent and other financial instruments under centralized management indicated in the Financing Contract under the definition of Collateral.

         "Shares" have the meaning defined in Recital B.

         "Bank" has the meaning attributed to the term Bank in the Financing Contract, and every reference to the Bank in this Instrument must be understood as a reference to the Bank pursuant to the Financing Contract.

         "Cause of Execution" means:

         (a) occurrence of an Event of Default as referred to in article 19 (Events of Default) of the Financing Contract as a result of which the Bank sends to the Constituent a communication pursuant to article 19.13 (Effects related to the occurrence of a Case of Cancellation or Case of Withdrawal) of the Financing Contract, with the exception of the Events of Default described in article
              19.6 (Insolvency) under (a) and under (d) and in Article 19.7 (Bankruptcy Proceedings) under (a) (i) and under (a) (ii), whenever said communication is not delivered in writing, and with the exception of the hypothesis described in said article in paragraph (b);

         (b) occurrence of any other event of the Financing Contract that causes the forfeiture ex lege of the Guaranteed Obligations; or

         (c) absence of payment by the Constituent of the Guaranteed Obligations described in subparagraph (d) of the Definition of "Guaranteed Obligations" of this Instrument within 5 (five) Business Days from receipt of the request for payment sent by the Bank.

         "Assignment" means any modification or partial or full assignment of the Financing Contract and this Instrument, i.e. any modification or assignment or novation of the Guaranteed Obligations, included merely illustratively, any transfer realized pursuant to Article 26.2 (Assignment and transfers by the Bank) of the Financing Contract.

         "Blocked account" means blocked account No. 111095.36 opened by the Constituent with the Depositary.

         "Financing Contract" has the meaning in Recital A.

         "Euro Decree" has the meaning in Recital C.

         "Guarantee decree" means Legislative Decree No. 170 of May 21, 2004, as amended and expanded from time to time.

         "Consob Decision" means Consob Decision No. 11768 of December 23, 1998, as amended and expanded from time to time.

         "Related rights" means:

         (a)  any Dividend;

         (b)  any option right related to the to Shares or the Related
              Securities;

         (c) any share or other security or rights attributed or attributable to the Constituent in exchange for or in connection with any Related Security; and

         (d)  any other revenue arising from the items listed in letters (a),
              (b) and (c) of this paragraph.

         "Dividends" means:

         (a) any dividend and advance on dividends paid or payable in connection with the Shares and stocks which are part of the assets placed in pledge under this Instrument after the date of this Instrument;

         (b) any other distribution (in money or in kind), interest or other amount paid or payable in connection with the Shares (including, illustratively, any amount paid or payable as a result of a distribution of reserves, under any name, or reimbursement by the Company of the contributions of the partners or liquidation of the Company);

         (c) any dividend, distribution or other amount paid or payable in connection with the Related Securities.

         "Financing" has the meaning in Recital A.

         "Bankruptcy Law" means Royal Decree No. 267 of March 16, 1942, as amended and expanded from time to time.

         "Coverage level" has the meaning attributed to the term VTL in the Financing Contract.

         "Guaranteed Obligations" means:

         (a) all monetary obligations of the Constituent related to the Financing, including, in particular, those related to the correct performance of the payment obligations related to capital, interest, late interest, costs and expenses, compensations, indemnities, commissions, charges or other tax obligations, any amount due because of the reimbursement or prepayment of a part or the entire amount of the Financing on a date other than that contractually established (Breach Costs) and all the other costs, expenses, charges or other tax obligations or fees (including legal expenses) owed in connection with the protection or execution of the rights of the Bank pursuant to the Financing Contract or as a result of the exercise by the Bank of the rights and remedies set forth in the Financing Contract;

         (b) all monetary obligations of the Constituent arising from the invalidity or inefficiency of the obligations referred to in paragraph (a), such as, illustratively, ex article 2033 or article 2041 of the civil code;

         (c) all monetary obligations of the Constituent in the event of retraction or inefficiency pursuant to article 65 or article 67 of the Bankruptcy Law (or any other similar norm according to the applicable law) of any payment made by the Constituent or a third party in order to fulfill the obligations referred to in paragraphs (a) and (b); as well as

         (d) all monetary obligations of the Constituent pursuant to this Instrument.

         "Object of the Pledge" means, collectively, on the execution date of this Instrument, the Shares, Related Securities and Related Rights, and, subsequently, the Financial Assets, identified by the Constituent, to which the Constituent may extend the Pledge from time to time, completing the financial guarantee given hereunder.

         "Pledge" means the pledge on the Object of the Pledge created by this Instrument, on the execution date, as well as, subsequently, as extended and completed pursuant to this Instrument.

         "Guarantee Period" means the period that begins on the date of this Instrument and ends with the full and unconditional implementation of the Guaranteed Obligations; with the understanding that if, in the meantime, the Constituent or any other subject that has made payments to cover Guaranteed Obligations on its own behalf is declared bankrupt or is subject to any bankruptcy proceeding that determines the application of article 65 or article 67 of the Bankruptcy Law (or any other similar norm according to the applicable law), such term will be extended until no cancellation action may be carried out.

         "Issuing Regulations" means Consob decision No. 11971 of May 28, 1999, as amended and expanded from time to time.

         "Amendment of Company Law" means Legislative Decree No. 6 of January 17, 2003 on the amendment of the regulations on capital companies and cooperatives by application of law No. 366 of 3 October 2001 (organic amendment of the regulations on capital companies and cooperatives by application of law No. 366 of 3 October 2001), as amended and expanded from time to time.

         "Company" means TELECOM ITALIA S.P.A., a company under Italian law with registered office in Piazza Affari No. 2, Milan, Tax identification number and number of registration in the Registry of Companies of Milan 00488410010, with capital of Euro 10,667,339,007.05 fully paid-in.

         "TUF" has the meaning indicated in Recital D.

         "Related Securities" means any share or other security, right or proceed attributed or attributable at any time to the Constituent in exchange for or related to Shares (including, illustratively, as a result of merger, demerger or transformation of the Company).

2.       GUARANTEE

2.1      Pledge

         The Constituent irrevocably constitutes the Object of the Pledge in first pledge in favor of the Bank.

2.2      Replenishing of the guarantee with additional Financial Assets

         In the event that it the conditions referred to in articles 4.2(b), 4.3(b), 7.4(b) and 7,9 (voluntary additional Collateral) of the Financing Contract are not met, according to and for the purposes established therein, the Constituent may or will be obligated, as the case may be, to replenish the Pledge in favor of the Bank on additional Financial Assets identified from time to time by the Constituent, so as to guarantee the Coverage Level provided for in the Financing Contract from time to time.

2.3 Formalities related by the perfecting of the pledge on future Shares and additional Financial Assets Whenever:

         (a)  the Company issues new shares following free capital increases; or

         (b) the Constituent must or has intention to constitute in pledge additional Financial Assets pursuant to the Financing Contract, the Constituent, in connection with:

              (i) either the newly issued shares, or the additional Financial Assets (with the exception of those represented by Cash Equivalents) (collectively, the "New Financial Instruments"), must at the same time:

                    cause the Depositary to complete all the necessary formalities for the perfecting of the pledge on the New Financial Instruments, and in particular registrations, and the Depositary undertakes to record, including them in the pledge, the New Financial Instruments on Blocked Accounts held pursuant to article 34 of the Euro Decree, as indicated in article 45 of the Consob Decision, giving timely communication to the Company pursuant to article 87 of the TUF; and

                    cause the Company, when receiving the communication referred to in paragraph (A) above:

                    I. register the constitution of the Pledge on the New Financial Instruments in the register of shareholders and the other corporate books of the Company; and

                    II. deliver to the Bank a copy of the pages of the register of shareholders and of the other corporate books of the Company proving said registration.

              (ii) concerning the financial guarantee constituted on the Cash Equivalents, must record the payment of the cash in the appropriate account pursuant to article 2 of the Guarantee Decree.

2.4      Regulation of the Pledges

         The provisions of this Instrument will apply to all Pledges created pursuant to this Article 2.

3.       GUARANTEED OBLIGATIONS

         The Object of the Pledge is constituted in first pledge for the benefit of the Bank to guarantee the Guaranteed Obligations.

4.       PERFECTING OF THE PLEDGE

         (a)  The Constituent must assure that:

              (i) the Depositary carries out all necessary formalities for the perfecting of the pledge, and in particular registrations, and the Depositary undertakes to record, including them in the pledge, the New Financial Instruments on Blocked Accounts held pursuant to article 34 of the Euro Decree, as indicated in article 45 of the Consob Decision, giving timely communication to the Company pursuant to article 87 of the TUF; and

              (ii)  the Company:

                    I. on receipt of the communication referred to in paragraph (a) (i) above, registers the constitution of the Pledge in the register of shareholders of the Company; and

                    II. within 20 (twenty) Business Days from the receipt of the communication referred to in paragraph (a) (i) above, delivers to the Bank a copy of the pages of the register of shareholders of the Company proving that the registration was made.

         (b) Until the release of the Pledge pursuant to Article 10 of this Instrument, the Shares will remain recorded in the Blocked Account.

         (c) The Depositary, in compliance with the Euro Decree, will issue, at the request of the holder of the voting right, according to
              Article 5 below, the necessary certificates for the exercise of the rights related to Shares.

5.       VOTING RIGHTS AND RELATED RIGHTS

5.1      Voting Rights

         Until the communication from the Bank - according Article 5.3(a) below
         - concerning the occurrence of an Event of Default, the voting rights and administrative rights related to the Shares, both in the ordinary shareholders' meetings, and in the extraordinary shareholders' meetings of the Company, will be kept by the Constituent, with the understanding that such rights may not, under any circumstances, be exercised by the Constituent so as:

         (a)  to cause the occurrence of an Event of Default; or

         (b) to jeopardize the validity, the efficacy and the enforceability of the Pledge or the rights of the Bank inherent to the Pledge and to the Object of the Pledge.

         After the Constituent receives the communication sent by the Bank pursuant to Article 5.3(a) below, and for the entire period in which the Event of Default persists pursuant to the Financing Contract, the voting rights and the administrative rights related to the Shares, both in ordinary shareholders' meetings and in the extraordinary shareholders' meetings of the Company, may be exercised by the Bank.

5.2      Related rights

         Until the communication of the Bank - referred to in Article 5.3(a) below - concerning the occurrence of an Event of Default, the Constituent has the right to receive Dividends.

5.3      Occurrence of an Event of Default

         (a) In the occurrence of an Event of Default, the Bank will send a communication to the Constituent, to the Depositary and the Company informing them of the occurrence of the Event of Default and, for the entire period in which the Event of Default persists pursuant to the Financing Contract and in any case until such time as the Bank communicates in writing to the Constituent, to the Depositary and to the Company that the Event of Default has ceased, was waived or remedied, the Bank:

              (i) will be entitled (but not obligated), while respecting the obligation to communicate to the Company and to Consob pursuant to TUF and any other applicable law, to exercise the voting and administrative rights related to the Shares, both in ordinary shareholders' meetings and in extraordinary shareholders' meetings of the Company; and

              (ii) will receive all Dividends. The Dividends so received from the Bank will be applied to cover matured Guaranteed Obligations or, in the absence of matured Guaranteed Obligations, will be withheld by the Bank to guarantee Guaranteed Obligations and applied to cover them after the occurrence of a Cause of Execution. It is understood that, in the event of a Event of Default referred to in paragraph
                    (a) has ceased, was waived or remedied, the Bank must, promptly and, however, within 5 (five) Business Days from the aforesaid cessation, waiver or remedy, transfer to the Constituent the sums corresponding to Dividends so withheld by the Bank.

         (b) The Constituent authorizes the Depositary as of now to take all necessary steps in order to enable the Bank to exercise the rights referred to in the previous paragraph (a).

         (c) The Constituent waives by this Instrument to raise or propose any claim, action, defense, exception or opposition as to the legitimacy of the Bank to exercise the rights referred to in the previous paragraph (a) or the modality of exercise of such rights by the Bank. Such claims, actions, defense, exceptions or oppositions:

              (i) may be raised or proposed only in case of fraud or gross negligence of the Bank and, provided that the communication referred to in the previous paragraph (a) has not already been waived by the Bank, only in order to request compensation for possible damage incurred as a result of the fraud or gross negligence; and

              (ii) will not have any effect on the exercise of the voting rights or administrative rights or the rights to Dividends, of the Bank and to the Bank, referred to in the previous paragraph (a).

6.       RIGHTS TO WARRANTS AND CONVERTIBLE BONDS

6.1      Pledge on Warrants and Convertible Bonds

         In the event that the Pledge is extended, pursuant to Articles 2.3 and
         2.4 above, to additional Financial Assets represented by warrants or convertible bonds of the Company (the "Warrants" and the "Convertible bonds"), the provisions set forth in Article 6.2 below.

6.2      Regulations on the rights to Warrants and Convertible bonds

         (a) The Pledge constituted on Warrants and Convertible bonds notwithstanding, the parties agree that the Constituent keeps the absolute right to exercise the Warrants and to convert the Convertible Bonds.

         (b) The Constituent may ask the Bank, also in several tranches, to exercise the Warrants and/or to convert the Convertible Bonds in the name and on behalf of the Constituent, sending a communication to the Bank at least 5 (five) Business Days before the day said right is exercised and, concerning Warrants, after paying, in the same terms, the sum necessary for the subscription of the shares of the Company arising from the exercise of the Warrants.

         (c) It is understood that the shares of the Company subscribed as a result of the exercise of the Warrants and/or the conversion of the Convertible Bonds must be deposited in the Blocked Account and are understood as of now irrevocably constituted in first pledge in favor of the Bank to guarantee the Guaranteed Obligations.

         (d) The Constituent must assure that the Depositary carries out, and the Depositary undertakes to carry out, all necessary formalities for the perfecting of the pledge pursuant to Article 4 (Perfecting of the pledge) on the shares arising from the exercise of the Warrants and from the conversion of the Convertible Bonds.

         (e) The Constituent grants to the Bank all powers of representation necessary in order to carry out the provisions of this Article in relation to the exercise of the Warrants and the conversion of the Convertible Bonds in the name and on behalf of the Constituent, and will reimburse to the Bank Tax all; taxes and contributions, as well as the cost, expense and fees (including lawyers' fees) incurred in the accomplishment of the steps referred to in the previous paragraph.

7.       EXECUTION OF THE PLEDGE

         (a) In the event of a Cause of Execution and at all subsequent times, the Bank, without prejudice to its right or action, will be entitled:

              (i) to cause the sale of the Object of the Pledge or part thereof, 5 (five) days after the Constituent's receipt of the communication sent by the Bank pursuant to article 2797, first paragraph, of the civil code, without prejudice to the right referred to in article 2798 of the civil code; or, at the choice of the Bank:

              (ii) pursuant to article 4 of the Guarantee Decree, including in the event of opening of a liquidation or reorganization procedure (as defined respectively in the Guarantee Decree):

                    I. to proceed with the appropriation of the Object of the Pledge up to the amount of the Guaranteed Obligations. For this purpose, the parties to this Instrument expressly agree that, as principle of appraisal pursuant to article 4.1.(b) of the Guarantee Decree, the Object of the Pledge will be estimated according to the official average price thereof recorded in the previous 25 (twenty-five) days of stock exchange trading prior to the day of the Constituent's receipt of the communication referred to in Article 5.3 above; or

                    II. to sell the Object of the Pledge or part thereof and to withhold the proceeds in order to cover the Guaranteed Obligations.

         (b) In the cases set forth in paragraph (a) (i) above, the Constituent and the Bank agree that the respective sale of the Object of the Pledge, without prejudice to the right referred to in article 2797, second and fourth paragraphs and article 2798 of the civil code, may be carried out, in full or in part, also in several installments, with or without auction, but in any case:

              (i) through an authorized financial broker chosen by the Bank or another person authorized for such acts identified by the Bank; or, at the choice of the Bank; or

              (ii)  through a judicial officer.

         (c) In the cases set froth in the paragraph (a) (ii) above, pursuant to article 4.2 of the Guarantee Decree, the Bank must immediately inform in writing the Constituent or, if applicable, the entities carrying out the liquidation or reorganization procedure, concerning the modality of execution adopted and the amount obtained.

8.       REPRESENTATIONS AND WARRANTIES

8.1      Representations and Warranties of the Constituent

         Without prejudice to the representations and warranties referred to in the Financing Contract, the Constituent declares to the Bank the following:

         (a) the Constituent is the only legitimate owner of the Shares. With the exception of the Pledge, the Shares are free from any lien, charge, right of guarantee, encumbrance, restriction, privilege or any other legal or contractual encumbrance, in favor of third parties, except for the liens arising directly and exclusively from the law;

         (b) The Shares have been validly issued, subscribed and paid up pursuant to the current provisions of law;

         (c) the Constituent has full capacity and powers to execute this Instrument and to validly constitute and perfect the Pledge;

         (d) the Pledge under this Instrument, as a result of the performance of the formalities referred to in Article 4, will constitute a first pledge on the Shares to guarantee the Guaranteed Obligations, valid and binding for the Constituent, the Company and third parties;

         (e) the creation and perfecting of the pledge are within the corporate object of the Constituent and the Constituent has obtained all authorizations (corporate or others) necessary in relation to the constitution of the Pledge;

         (f) the creation and perfecting of the Pledge and the provisions of this Instrument are not in conflict with any contract, agreement or commitment to which the Constituent or the Company is a party or any law, regulations or corporate document binding for the Constituent and the Company, which they are or must be aware by ordinary diligence.

8.2      Reiteration of the representations and warranties

         All representations and warranties of the Constituent pursuant to
         Article 8.1 above will be deemed reiterated by the Constituent on the delivery date of each Drawdown Request and as of the first day of each Interest Period, with reference to the facts and circumstances existing from time to time, as if they were carried out at that moment.

9.       COMMITMENTS OF THE CONSTITUENT

         Except as set forth in Article 10(b) below, until the expiration of the Guaranteed Period, the Constituent undertakes:

         (a) not to take steps (including, merely illustratively, in the exercise of the voting rights or administrative rights of the shares) that may impair the validity, effectiveness and enforceability of the Pledge or the rights of the Bank inherent in the Pledge and the object of the Pledge;

         (b) to take at its own expense any action necessary to guarantee the validity, effectiveness and enforceability of the Pledge and the rights of the Bank, also, illustratively and without limitation thereto, against possible claims of third parties;

         (c) to promptly inform the Bank of any claim raised by third parties in court in relation to the Object of the Pledge of such a nature as to involve an significant prejudicial effect on the validity, effectiveness and enforceability of the Pledge and the rights of the Bank;

         (d) to execute and deliver promptly at its own expense all documents and to take all actions necessary in order to:

              (i)   perfect the Pledge on the Object of the Pledge;

              (ii)  carry out all formalities indicated in Article 4 above; and

              (iii) enable the Bank to exercise the rights and actions to which it is entitled pursuant to this Instrument, including without limitation all rights and actions that may be exercised in the event of a Cause of Execution; and

         (e) not to create or allow creating any lien, guarantee or encumbrance or right on the Object of the Pledge, except for those arising directly and exclusively from the law.

10.      EXTINCTION AND CANCELLATION OF THE PLEDGE

         (a) Without prejudice to the provisions set forth in paragraph (b) below, at the expiration of the Guaranteed Period, the Pledge will lose effectiveness, all the rights connected with the Shares will revert to the Constituent and, at the request and expense of the latter, the Bank will sign a document of consent to the cancellation of the Pledge bearing a firm date, giving instructions to the Company and to the Depositary to make the due notations in the Blocked Account and shareholders' register.

         (b) After the full and unconditional fulfillment of the Guaranteed Obligations, at the written request of the Constituent for the full release of the Pledge, the Bank will consent to the full release of the Pledge and to the notation of the cancellation of the Pledge even before the expiration of the Guaranteed Period giving for this purpose instructions to the Depositary, on the condition that the Constituent has delivered to the Bank, in a form and content satisfactory to the Bank:

              (i) the last certified annual balance sheet, the last semiannual report and the last quarterly report of the Company, certified pursuant to the law, showing no fact or circumstance from which it can be inferred in good faith that the Constituent is in a state of insolvency; and

              (ii) a declaration issued by the legal representative of the Constituent, declaring that the Constituent, as of the date of the full and unconditioned fulfillment of the Guaranteed Obligations and at the time of the release of the declaration to the Bank: (A) it was not and it is not in the situations referred to in article 2446 and 2447 of the civil code; (B) was not and is not in a state of insolvency.

         (c) Upon written request by the Constituent to the Bank and the Depositary, and with the cost, expense and Fees paid by the Constituent, in the occurrence of the conditions established in article 7.8 (Voluntary Reduction of the Collateral) of the Financing Contract, in compliance with its provisions, or at the time of the transfer, following a Demerger, to Hopa or one of its Subsidiaries or a vehicle company incorporated ad hoc with the Transferred Debt, pursuant to article 27 (Coverage by Hopa) of the Financing Contract, in the presence of the conditions set forth in paragraph 27.3(c) of said article:

              (i) the Bank undertakes to partially release the Pledge on the Shares or on the Financial assets specified in the exceeding Certificate of Release or however the Coverage level, by means of the subscription of an Instrument of partial cancellation of the Pledge; and

              (ii) the Depositary are engaged to complete, subsequently to the subscription of the Instrument referred to in the previous paragraph (i), all the formalities necessary in order to perfect the cancellation of the Pledge on Shares and other asset Financial institutions indicated in the being exceeded Certificate of Release or however the Coverage level.

         It remains however meant that, in spite of the partial liberation of the Pledge of which to This paragraph (c), the Pledge will continue to having flood validity and effectiveness on all the remaining actions and the Financial Assets not specified in the Certificate of Release.

11.      INDEMNITIES, FEES, COSTS AND EXPENSES

11.1     Responsibility of the Bank and the Depositary

         Neither the Bank nor the Depositary will be responsible, except if they acted in fraud or gross negligence, for damage caused to the Constituent or the Company for the exercise or lack of exercise of rights, actions or remedies to which they are entitled pursuant to this Instrument

11.2     Taxes and expenses

         (a) Notary expenses and registration fees or other Taxes that may become due in the event of use, documented in writing, will be at the exclusive charge of the Constituent.

         (b) All Taxes, dues, costs and expenses (including legal and notary charges), reasonably incurred by the Bank in relation to the protection and the maintenance of the Pledge, documented in writing, will be at the exclusive charge of the Constituent.



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11.3     Indemnities

         (a) The Constituent will reimburse to the Bank and the Depositary every Tax and dues, as well as the cost, expenses and fees (including legal and notary charges), referred to in the Article
              11.2 above, as well as those incurred by the Bank in relation to:

              (i)   the constitution, protection and execution of the Pledge;
                    and

              (ii) any default of the Constituent on the obligations under this Instrument

         (b) The Constituent must reimburse such charges and fees to the Bank within 5 (five) Business Days from receipt of the respective written request from the Bank.

12.      COMMUNICATIONS

12.1     Form of the communications

         Except when otherwise indicated in this Instrument or pursuant to the law, all the communications under this Instrument must be issued in the form and by the modalities indicated in article 30 (Communications) of the Financing Contract.

12.2     Addresses

         (a) Except as indicated in Article 12.3, all the communications concerning this Instrument must be sent to the following address:

              (i)   if addressed to the Bank:

                    Banca Monte di Paschi di Siena S.p.A.
                    Address:         Piazza Salimbeni, 3 Siena
                    Tel.:            0577 296072
                    Fax:             0577 296292
                    Attention:       Dir. Manfriani/Bastianelli

              (ii)  if addressed to the Constituent:

                     Olimpia S.p.A.
                     Address:         Viale Sarca No. 222, Milan
                     Tel:             02 6442 2349
                     Fax:             02 6442 2461
                     Attention:       Silvia Gironi/Enrico Silvestri

              (iii) if addressed to the Company:

                    Telecom Italy S.p.A.
                    Address:         Piazza Affari No. 2, Milan
                    Tel.:            02 6442 2349
                    Fax:             02 6442 2461
                    Attention:       Silvia Gironi c/o Pirelli/Enrico Silvestri
                                            c/o Pirelli





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


              (iv)  if addressed to the Depositary:

                    Banca Monte di Paschi di Siena S.p.A.
                    Address:         Piazza Salimbeni, 3 Siena
                    Tel.:            0577 296072
                    Fax:             0577 296292
                    Attention:       Dir. Manfriani/Bastianelli

         (b) In the event that a party has indicated a certain department or executive as addressee of the communications, any communication sent without the indication of such department or executive will be considered null and void.

         (c) Except for, and without prejudice to the provisions set forth in 12.3, each party may communicate to the other by registered letter A.R a different address (which must be in Italy) to which it may send the necessary communications under this Instrument, 5 (five) Business Days from receipt of said registered letter A.R.

12.3     Election of domicile

         For the purposes of the procedures set forth in this Instrument (including, illustratively, the communications referred to in article 2797 of the civil code), the Constituent irrevocably elects domicile at its own registered office at Viale Sarca No. 222 Milan.

13.      MISCELLANEOUS PROVISIONS

13.1     Waivers

         The delay or failure to exercise any of the rights of the Bank under this Instrument does not constitute waiver of such right.

13.2     Amendments and waivers

         Any amendments to the provisions of this Instrument or waivers of rights thereunder will be effective only if approved in writing by the Constituent and the Bank.

13.3     Additional Security Interests

         The Security Interest constituted by this Instrument is added to, and does not impair the additional Security Interests held now or in the future by the Bank with reference to the Guaranteed Obligations.

13.4     Assignments and novations

         (a) This Instrument will be binding for the Constituent, its successors, assigns and beneficiaries including in case of Assignment and the parties expressly agree, pursuant to article 1232 of the civil code, to continue the Pledge in the event of Assignment.




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


         (b) The Constituent must confirm in writing, whenever the Bank requests at the time of, or before any Assignment, its consent to the continuation of the Pledge in the event referred to in the paragraph (a) of this Article 13.4.

         (c)  At the time of the Assignment, the Constituent must promptly:

              (i) cause the Depositary to update the information on the Blocked account in compliance with article 45 of the Consob Decision, promptly communicating to the Company for the purposes of article 87 TUF;

              (ii) cause the Company to note the Assignment in its register of shareholders within 10 (ten) Business Days from the completion of the formalities referred to in the point (i) above; and

              (iii) deliver to the Bank a copy of the pages of the register of shareholders of the Company proving the notation within 5
                    (five) Business Days from the completion of the formalities referred to in point (ii) above.

         (d) Any charge for Taxes, fees, expenses, costs, deductions and similar, included, illustratively and without limitation thereto, the notary and lawyers' fees and registration expenses due or that become due in case of use after the Assignment, will be borne as indicated in the Financing Contract.

13.5     Cumulative actions

         The rights, actions and remedies set forth in this Instrument in favor of the Bank are added to, and do not exclude the additional rights, actions or remedies to which the Bank is entitled (included those set forth in the Financing Contract) including pursuant to the law.

13.6     Communications to the Company

         The Constituent undertakes to notify, within 5 (five) Business Days from the execution of this Instrument, the Company of the constitution of the Pledge and take note and accept the provisions related to the transfer in favor of the Bank of the right to receive the Dividends and exercise the voting rights and the administrative rights of the Shares in the scenarios established in Article 5 above.

13.7     Severability

         The circumstance that, at any time, one or several of the provisions of this Instrument is found or becomes invalid, ineffective or not enforceable will not impair the validity, effectiveness and enforceability of the other provisions of this Instrument.

14.      GOVERNING LAW AND JURISDICTION

14.1     Governing law

         This Instrument is governed by Italian law.






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


14.2     Jurisdiction

         For any dispute arising from the interpretation, execution, performance or cancellation of this Instrument or related thereto the Court of Milan will be the only court competent, except for the right of the Bank to file lawsuits against the Constituent before any other competent judicial authority.



Basel, June 28, 2005.




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



                                   SIGNATORIES



Constituent

OLIMPIA S.p.A.


--------------------------------------





Bank

BANCA MONTE DEI PASCHI DI SIENA S.p.A.


--------------------------------------





Depositary

BANCA MONTE DEI PASCHI DI SIENA S.p.A


--------------------------------------

                                   ADDENDUM 1

                          DESCRIPTION OF THE FINANCING




Maximum amount:   Euro 600,000,000

Borrower:         OLIMPIA S.p.A.

Drawdown Period:  from the Closing Date to the Final Due Date

Final due date:   the seventh anniversary of the Execution Date of the
                  Financing Contract

Interest rate:    EURIBOR plus the Margin

Reimbursement:    "revolving" at the end of every Interest Period, but by and not after the Final Due Date